As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification no.)

2350 North Sam Houston Parkway East, Suite 125

Houston, Texas 77032

(Address of registrant’s principal executive offices)

Southwestern Energy Company 401(k) Savings Plan

(Full title of the plan)

Mark K. Boling

Southwestern Energy Company

2350 North Sam Houston Parkway East, Suite 125

Houston, Texas 77032

(281) 618-4700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock $0.01 par value per share	500,000	$34.90	$17,450,000	$2,381

(1)

This Registration Statement registers common stock, $0.01 par value per share, of Southwestern Energy Company (the “Company” or “Registrant”) that may be offered and sold pursuant to the Southwestern Energy Company 401(k) Savings Plan (the “Plan”). Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares of common stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, merger or combination or similar events. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act based on the average of the high and low sales prices reported on the New York Stock Exchange on November 8, 2012, of $34.90 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed (or will be filed) by the Company and the Plan with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1) Southwestern Energy Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC on February 28, 2012;

(2) Southwestern Energy Company 401(k) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2011 as filed with the SEC on June 25, 2012;

(3) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above; and

(4) The description of the Company’s company stock contained in the Company’s Current Report on Form 8-K/A dated August 3, 2006.

In addition, all documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable SEC rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation and its directors and officers are indemnified pursuant to Section 145 of the General Corporation Law of the State of Delaware, or the DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the immediately preceding paragraph above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Under Article SEVENTH of the Company’s certificate of incorporation, it will indemnify its directors and officers to the fullest extent authorized or permitted by law, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

In addition, the Company has entered into indemnification agreements with each of its directors and officers under which it agreed to provide indemnification and expense reimbursement.

    Section 9.14 of the Plan provides that the Employers, and each of them, shall indemnify each individual who is an officer, director or Employee of the Employer who may be called upon or designated to perform duties or to exercise authority or responsibility with respect to the Plan and shall save and hold him or her harmless from any and all claims, damages, and other liabilities, including without limitation all expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement and actually and reasonably incurred by him or her in connection with any action, suit or proceeding, resulting from his or her alleged or actual breach of such duties, authority or responsibility, whether by negligence, gross negligence or misconduct, to the maximum extent permitted by law; provided, however, that this indemnification shall not apply to an individual if a court of competent jurisdiction finally determines that such individual has actually breached his or her fiduciary duties to the Plan or engaged in a prohibited transaction involving Plan assets, unless (a) the individual concerned acted in good faith and in a manner he or she reasonably believed not opposed to the best interests of the Plan, and (b) with respect to a criminal action or proceeding, the individual also did not have reasonable cause to believe his or her conduct was unlawful. (Capitalized terms as defined in the Plan.)

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

The Registrant has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans under Section 401 of the Internal Revenue Code of 1986, as amended.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Southwestern Energy Company 401(k) Savings Plan effective January 1, 2009.

4.2	First Amendment to the 401(k) Savings Plan dated December 10, 2010.

4.3	Second Amendment to the 401(k) Savings Plan dated April 7, 2011.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Netherland, Sewell & Associates, Inc.

23.3	Consent of Grant Thornton LLP.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Southwestern Energy Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of November, 2012.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ R. Craig Owen
R. Craig Owen Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on November 9, 2012.

/s/ Harold M. Korell
Harold M. Korell	Director, Chairman of the Board

/s/ Steven L. Mueller
Steven L. Mueller	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ R. Craig Owen
R. Craig Owen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Josh C. Anders
Josh C. Anders	Vice President & Controller (Principal Accounting Officer)

/s/ Lewis E. Epley, Jr.
Lewis E. Epley, Jr.	Director

/s/ John D. Gass
John D. Gass	Director

/s/ Robert L. Howard
Robert L. Howard	Director

/s/ Catherine A. Kehr
Catherine A. Kehr	Director

/s/ Greg D. Kerley
Greg D. Kerley	Director

/s/ Vello A. Kuuskraa
Vello A. Kuuskraa	Director

/s/ Kenneth R. Mourton
Kenneth R. Mourton	Director

/s/ Elliott Pew
Elliott Pew	Director

/s/ Charles E. Scharlau
Charles E. Scharlau	Director

/s/ Alan H. Stevens
Alan H. Stevens	Director

Pursuant to the requirements of the Securities Act of 1933, the Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of November, 2012.

SOUTHWESTERN ENERGY COMPANY 401(k) SAVINGS PLAN

By:	/s/ R. Craig Owen
Name: R. Craig Owen Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Southwestern Energy 401(k) Savings Plan effective January 1, 2009	Filed herewith

4.2	First Amendment to the 401(k) Savings Plan dated December 10, 2010	Filed herewith

4.3	Second Amendment to the 401(k) Savings Plan dated April 7, 2011	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Netherland, Sewell & Associates, Inc.	Filed herewith

23.3	Consent of Grant Thornton LLP	Filed herewith